Exhibit 99(a)


                                            CONTACT: Diane Coffman
                                                     (972) 605-6795
                                                     dcoffman@eds.com


FOR RELEASE 3:05 p.m. CST, Thursday, January 8, 1998

CHIEF FINANCIAL OFFICER TO RETIRE FROM EDS
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PLANO, Texas - EDS today announced that its chief financial  officer,  Joseph M.
("Jody") Grant, has decided to retire from the company on March 31, 1998, to pursue other interests. Grant, who has been EDS' CFO since he joined the company in December 1990, will remain in position until his retirement.

EDS' Chairman and Chief Executive Officer Les Alberthal commented, "I certainly understand and respect Jody's wish to retire from EDS and pursue other opportunities at this point in his career, and I wish him the very best. I especially appreciate the valuable role he played in the split-off from General Motors, as well as the work he has done to build an outstanding financial organization at EDS." Alberthal added that the company has begun an executive search for a new CFO.

Grant said, "For some time I have wanted to be in a position with broader responsibilities, and if I am going to launch another career, now is the perfect time. My tenure with EDS has been gratifying, especially in helping to achieve two major objectives: the company's transition to independence, and setting the stage for its return to sound financial performance. I am also extremely proud of the talented and dedicated finance team we have put in place at EDS."

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EDS, the official  information  technology services provider for World Cup 1998, is  a  leader  in  the  global  information  services  industry.  The  company's approximately 100,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and relationships. EDS, which serves customers in 42
countries,   reported  revenues  of  $14.4  billion  in  1996.  The  company  is independent and publicly owned, and its stock is traded on the New York Stock Exchange and the London Stock Exchange. EDS can be visited via the Internet at http://www.eds.com.